[Exhibit 10.3]

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) dated as of ___[blank]__________________, 1999 (the “Effective Date”), is entered into by and between Quantum Corporation (“Quantum”), a Delaware corporation, and Advanced MicroSensors, Inc. (“AMS”), a Delaware corporation.

Witnesseth:

Whereas, MKE-Quantum Components, LLC, was a Delaware limited liability corporation (“MKQC”) with Matsushita Kotobuki Peripherals Corporation, a Delaware corporation (“MKPC”) and Quantum, as its sole members; and

Whereas, MKQC was either the owner or licensee of certain intellectual property which it acquired pursuant to an Intellectual Property Agreement dated May 16, 1997, among MKQC, Quantum and Matsushita-Kotobuki Electronics Industries, Ltd. (“MKE”), attached hereto as Exhibit A (the “Intellectual Property Agreement”); and

Whereas, effective as of March 31, 1999 (the “Final Dissolution Date”), MKQC pursuant to the Second Amended and Restated Plan of Liquidation of MKE-Quantum Components LLC (hereafter, the “Plan of Liquidation,” attached hereto as Exhibit B) was dissolved as a limited liability corporation and its assets distributed to various entities with the approval of MKPC and Quantum as its sole members; and

Whereas, pursuant to said Plan of Liquidation, among other things, MKPC and Quantum, as sole members have agreed to certain distribution of MKQC intellectual property; and, in order to effectuate such distribution, MKE (which is also the sole shareholder of MKPC), MKPC, MKQC and Quantum have entered into an Amendment and Assignment Agreement to the Intellectual Property Agreement, dated February 9, 1999 (the “Amendment,” Exhibit C hereto); and

Whereas, in order to facilitate the sale of certain manufacturing apparatus and other assets of MKQC (the “Assets”), MKE, MKPC, MKQC and Quantum have entered into Amendment Number One to Amendment and Assignment Agreement to the Intellectual Property Agreement (“Amendment Number One,” Exhibit D hereto), pursuant to which MKE, MKPC, Quantum and MKQC granted to Quantum the right to sublicense to a purchaser of the Assets the relevant patents and other intellectual property relating to such Assets to the extent necessary to effect the sale of such Assets; and

Whereas, pursuant to several other agreements between or among the parties hereto, AMS has agreed to purchase the Assets, provided, among other things, that Quantum sublicenses to AMS the intellectual property rights formerly owned by or licensed to MKQC, some or all of which may have been distributed to MKE, MKPC, and Quantum; and

Whereas, Quantum, MKE and MKPC desires that AMS purchase such Assets, and therefore wish to grant sublicenses to such intellectual property rights so as to enable AMS to utilize the Assets.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE 1

Definitions

For purposes of the Agreement, the terms defined in this article shall have the respective meanings set forth below:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person.

1.2           “Hard Disk Drive” or “HDD” shall mean an electromechanical data storage device primarily designed to store data on and retrieve data from one or more rotating, rigid, electromagnetic storage disks by means of one or more HDD Sliders.  (“HDD Slider” is defined in Section 1.10 of the Intellectual Property Agreement.  “Slider” is defined in Section 1.25 of the Intellectual Property Agreement.)  Hard Disk Drive or HDD shall not mean or include any storage device which stores data on flexible media, elongated tape, or any storage device that stores or retrieves data using optical principles which does not fit the HDD description.

1.3           “Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.4           “Technology” shall mean (a) the Distributed Patents as defined in Section 1.3 of the Amendment and (b) the Distributed Intellectual Property as defined in Section 1.2 of the Amendment.  Without limiting the foregoing, the Technology shall include modeling software developed by MKQC (Carma, Marauder); and the mask set and know-how of MKQC’s MO (magneto-optical) head development effort with FireFly Technologies, Inc.  Notwithstanding the foregoing, Technology shall not include Quantum’s proprietary information disclosed to MKQC specifically related to tape head technology as further described in Exhibit E.  Such proprietary information of Quantum shall be governed under separate agreement between the AMS and Quantum.

1.5           “Third Party” shall mean any Person other than Quantum, Quantum’s Affiliates and AMS.

1.6           “Wafer” shall mean a block of aluminum oxide-titanium carbide or other alloy onto which a plurality of elements have been deposited using thin-film processes such as lithography and sputtering.

1.7           Certain Additional Definitions.  As used in this Agreement, “herein” and “hereof” shall refer to this Agreement as a whole, and “including” shall mean “including but not limited to” and “including, without limitation.”

ARTICLE 2

Rights And Licenses Granted By Quantum;
Deliverables; Technical Assistance

2.1           Technology License Grant to AMS.  Subject to the meeting the conditions set forth in Section 2.3 and subject to the exceptions set forth in Section 2.4, Quantum hereby grants to AMS a perpetual, non-exclusive, fully-paid, royalty-free, worldwide license to develop, make, have made, use, sell, market and otherwise dispose of or exploit products and processes that incorporate or utilize the Technology.

2.2           Written and Recorded Information.  Upon execution of the Agreement and to the extent not previously disclosed and made available to AMS, Quantum shall use reasonable efforts to disclose and make available to AMS all documentation and information in its possession pertaining to the Technology, including notebooks, process documents, recipes, formulations, computer files, computer software, and any other written documentation in any media, including, without limitation, written, printed, electronic and optical.   AMS shall retain such documentation and information and, at Quantum’s request, shall make available to Quantum’s copies of any portions thereof.  Upon termination of this Agreement, except as provided in the following sentence, all such documentation and information must be promptly returned to Quantum, in any case, no later than 30 days after such termination.  Subject to Section 6.6, below, AMS may retain such documentation and information after termination only if the termination was due to Quantum’s material breach of this Agreement and not due to any material breach by AMS.

2.3           Condition Precedent.  As a condition precedent to the license granted by Quantum in Section 2.1, above, AMS shall have executed all instruments and documents necessary to effect the purchase of the Assets from MKQC.

2.4           License Exclusion.  AMS shall not use the Technology or any element thereof to develop, make, have made, sell, market and otherwise dispose of recording heads for use in Hard Disk Drives.   AMS shall not use the Technology or any element thereof to develop, make, have made, sell, market and otherwise dispose of Wafers (a) for use in SDLT products (other than for Quantum or for Quantum’s designated licensees) or (b) for use in tape products which are competitive with Quantum’s SDLT products.  Without limiting the generality of the foregoing, Quantum’s Competitors include, without limitation, participants in the Linear Tape Open Consortium (Hewlett Packard, IBM and Seagate), Sony, Fujitsu, Maxtor and Western Digital.  AMS further agrees it will not design, apply or manufacture for, or distribute to, any third party any Wafers or products derived from Wafers for use in the manufacture of any tape storage product utilizing multi-channel merged heads with more than three (3) channels for a period of two years commencing from the Effective Date.  Unless otherwise provided outside of this Agreement, Technology shall not include any rights to the Cross License dated as of January 1, 1991 as between International Business Machines Corporation and Matsushita Electric Industrial Co., Ltd.  Additionally, no rights are granted under this Agreement with respect to optical disk drives in connection with U.S. patent 5,115,363.

2.5           Subcontracting.  AMS may subcontract its licensed rights to the Technology under this Agreement only with the prior written consent of Quantum.  Any purported subcontract without such consent shall be void.  Due to the highly confidential nature of the Technology and the irreparable harm that could result from the disclosure or sharing of the Technology with third parties, Quantum shall have the absolute right to withhold, delay or condition such consent.

2.6           Reservation of Rights not Granted.  Rights not expressly granted or licensed by either party are reserved by the party.

ARTICLE 3

Confidentiality

3.1           Confidential Information.  Each party shall exercise reasonable care to maintain in confidence all information of the other party disclosed by the other party and identified as, or acknowledged to be, confidential (the “Confidential Information”), and shall not disclose or grant the use of the Confidential Information except on a need-to-know basis to its directors, officers, employees, permitted sublicensees, and permitted assignees, if any, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by the Agreement and only to the extent that such directors, officers, employees, permitted sublicensees and permitted assignees, if any, have executed nondisclosure agreements at least as restrictive as the nondisclosure terms contained herein.  Without limiting the generality of the foregoing, AMS shall not disclose the Technology except to Persons who agree in writing to maintain it as Confidential Information and in no event to Persons who intend to use it in violation of the license exclusions set forth in Section 2.4.

3.2           Permitted Disclosures.  The nonuse and nondisclosure obligations contained in this article shall not apply to the extent that (a) any receiving party (the “Recipient”) (i) is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii)  is required to disclose information to any governmental agency for purposes of obtaining approval to test or market a product or to apply for a patent on any improvement, provided that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to request confidential treatment thereof, if confidential treatment is available under the circumstances and not otherwise being accorded; or (iii) discloses the Confidential Information to an attorney, consultant or agent bound by non-disclosure obligations at least as protective as the terms herein in connection with the fulfillment, administration or enforcement of the Agreement or (b) the Recipient can demonstrate that (i) the information was public knowledge at the time of such disclosure by the Recipient, or thereafter became public knowledge, other than as a result of acts attributable to the Recipient in violation hereof; (ii) the information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the information was disclosed to the Recipient on an unrestricted basis from a Third Party not under a duty of confidentiality to the other party; or (iv) the information was independently developed by employees or agents of the Recipient without access to the Confidential Information of the other party.

3.3           Discovery of Unauthorized Use.  Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

ARTICLE 4

Inventions And Patents

4.1           Ownership of Inventions.  As between the parties under this Agreement, Quantum or its licensors or successors (as the case may be) shall retain the entire, right, title and interest in the Technology developed prior to the Effective Date.  As between the parties, the ownership of all inventions, discoveries, processes, methods, compositions, formulae, techniques, information and data, whether or not related to the Technology, whether or not patentable, and any patent applications or patents based thereon, developed in the performance of  the parties’ activities under this Agreement (collectively, the “Inventions”) made after the Effective Date shall be owned solely by the party that invented or discovered such Inventions or jointly by the parties in the case of Inventions invented or discovered jointly.

4.2           Grantbank License.  AMS shall grant to Quantum a perpetual license to the Inventions created solely by AMS under Section 4.1, above, to develop, make, have made, use, sell, market and otherwise dispose of or exploit products and processes that incorporate or utilize such Inventions.  Such license shall include the right for Quantum to sublicense such rights, provided the sublicense is for the production of Quantum products.  Subject to the provisions herein, Quantum shall pay AMS commercially reasonable royalties for each license of an AMS Invention that it desires to license from AMS. However, if this Agreement should terminate, each such license shall become royalty free.  Quantum shall pay royalties owed to AMS under each such license for a particular Invention (or Inventions) under payment terms as mutually agreed.  AMS may terminate a particular license under this Section 4.2 only due to Quantum’s continued nonpayment of undisputed royalties owed to AMS under such license, provided that AMS has given Quantum at least thirty (30) days written notice to Quantum to cure its payment default and Quantum nonetheless fails to cure such default within such cure period.  Notwithstanding any provisions to the contrary, AMS shall not use any of its issued patents based on or derivative of the Technology to block or enjoin Quantum from practicing any of its or a third party’s independently discovered inventions.

4.3           Patent Rights Generally.  Subject to the provisions of this article, each party shall be responsible for and shall control and pay for the preparation, filing, prosecution, maintenance and enforcement of its own patent applications and patents pertaining to its Inventions.  Each party shall cooperate with the other party and shall execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, filing, prosecution, maintenance and enforcement of all patent applications and patents as referred to in this Section.  Each party shall execute all lawful papers and instruments and shall take such other actions as the other party may reasonably request in order to record, perfect or protect the rights of the other party hereunder, including, without limitation, executing such patent licenses in recordable form as may be necessary to effect such purpose.

4.4           Enforcement.  Each party shall notify the other party of any infringement known to it of any rights in the Technology, and, if requested, shall provide the other party with the available evidence, if any, of such infringement.  Each party shall have the right, but not obligation to determine the appropriate course of action to enforce such rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce such rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such rights, and shall consider, in good faith, the interests of the other party in so doing.

ARTICLE 5

Representations And Warranties

5.1           Mutual Representations.  Each party hereby represents and warrants to the other party as follows:

 5.1.1           Corporate Existence and Power.  Such party (a) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and (b) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted.

 5.1.2           Authorization and Enforcement of Obligations.  Such party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder.  The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

 5.1.3           No Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement and the performance hereof have been obtained.

 5.1.4           No Conflict.  The execution and delivery of the Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, and (b) do not conflict with, or constitute a default under, any of its contractual or other obligations of it.

5.2           Warranty by Quantum as to the Technology.  Notwithstanding any provisions to the contrary in this Agreement, Quantum’s warranty with respect to the Technology shall be limited to the following:  Quantum has received no written notice of any pending or threatened claims of infringement or misappropriation with respect to the Technology.

5.3           THE WARRANTIES SET FORTH IN THIS ARTICLE 5 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.  ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED.  WITHOUT LIMITING THE FOREGOING DISCLAIMER, EXCEPT AS SET FORTH IN THIS AGREEMENT, NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE VALIDITY OR SCOPE OF ANY OF THE TECHNOLOGY.

ARTICLE 6

Term And Termination

6.1           Term.  This Agreement shall commence upon the Effective Date and shall continue unless and until terminated pursuant to this Article 6.

6.2           Termination for Cause.  In case Quantum, on the one hand, or AMS, on the other hand, fail to perform under or commits a material breach of any of the several covenants and conditions herein contained, the non-breaching party(ies) shall notify the breaching party(ies) in writing of such failure or default and the breaching party(ies) shall then have the right to remedy such failure or default by complying with the terms of this Agreement, and thereby making the notice null and void and of no effect.  If the breaching party(ies)  has not instituted a remedy or is not in the process of instituting a remedy within thirty (30) days of receipt of such notice, the aggrieved party may terminate this Agreement immediately by a further notice in writing.

6.3           Termination Due to Cessation of Business.  This Agreement may be terminated by either party immediately in the event any assignment is made by the other party for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any or all of the other party's property, or if the other party ceases to operate as a going concern, or if the other party files a voluntary petition under federal bankruptcy laws or similar state statutes or such a petition is filed against the other party and is not dismissed within ninety (90) days.  Quantum may terminate this Agreement in the event that the assets which are to be used with the Technology are no longer in the possession of AMS and such assets are not replaced by other assets with which the Technology may be used.  Quantum may further terminate this Agreement if AMS defaults on the purchase note of the assets with which such Technology is to be used and fails to cure such default as provided in such purchase note.

6.4           Termination Due to Change of Control of AMS.  Because of the highly sensitive nature of the Technology involved with this Agreement and the significant harm to Quantum’s business if this Technology were to be made available to any third party by whatever means, Quantum may terminate this Agreement if AMS enters into a Change of Control transaction with a third party without the prior written consent of Quantum.  Change of Control with respect to AMS shall mean the occurrence of any of the following events (whether or not pursuant to the U.S. Bankruptcy Code):  (a) any reorganization, consolidation or merger of AMS with or into any other entity in which the holders of such party’s outstanding shares immediately before such reorganization, consolidation or merger do not, immediately after such reorganization, consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of AMS representing a majority of the voting power of all of AMS’s outstanding voting securities to an acquiring party or group; (c) the sale, transfer or assignment of securities of AMS representing ten percent (10%) or greater of the voting power of all of AMS’s outstanding voting securities to a Quantum Competitor or (d) the sale of all or substantially all of AMS’s assets.  Notwithstanding the foregoing, any pre-IPO financing of AMS by one or more venture capital firms or similar institutions will not be considered a “Change of Control” of AMS, provided that Quantum Competitors shall not directly or indirectly control securities of AMS representing ten percent (10%) or greater of the voting power of all of AMS’s outstanding voting securities.

6.5           Immediate Termination Due to Breach of Certain Covenants.  Notwithstanding any provisions to the contrary, Quantum shall have the right to terminate this Agreement, including any or all of the licenses granted, immediately upon AMS’s breach of Sections 2.4 and 3.1 of this Agreement.

6.6           Effect of Termination.  Termination of the Agreement shall not relieve the parties of any obligation accruing prior to such termination, and the provisions of Section 2.4 and Articles 3, 4, 5, 6, 7 and 9 shall survive the termination of the Agreement.  Upon termination of the Agreement by AMS under Section 6.2, above, by reason of breach by Quantum and not by reason of any breach by AMS, the licenses granted hereunder (including any limitations and restrictions) shall survive and continue in full force and effect.  AMS’s termination of the Agreement shall have no effect on Quantum’s (or its licensors’) control and ownership of the Technology.

ARTICLE 7

Indemnification; Limitation On Liability

7.1           Indemnification.

(a)           By AMS.  AMS shall indemnify, defend and hold harmless Quantum and its directors, officers, employees and agents (the “Quantum Parties”) from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that they may suffer as a result of any and all claims, demands, actions or other proceedings made or instituted by any Third Party against any of them and arising out of (a) any recklessness or intentional misconduct by or on behalf of any of the AMS Parties (as defined below) in the performance of the activities contemplated by the Agreement, (b) any claim of product liability or defective product concerning any product made, used or sold by or under authority of AMS pursuant to any license granted under this Agreement, except to the extent those losses, liabilities, damages and expenses arise out of the intentional misconduct, recklessness or negligence of any of the Quantum Parties or the adherence by AMS to Quantum specifications or (c) any claim of property damage or personal injury, including death, to the extent caused by AMS.

(b)           By Quantum.  Quantum shall indemnify, defend and hold harmless AMS and its directors, officers, employees and agents (the “AMS Parties”) from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that they may suffer as a result of any and all claims, demands, actions or other proceedings made or instituted by any Third Party against any of them and arising out of any property damage or personal injury, including death, to the extent caused by Quantum.

7.2           Indemnification Procedure.  A party (the “Indemnitee”) that intends to claim indemnification under this article shall promptly notify the other party (the “Indemnitor”) of any loss, liability, damage or expense, or any claim, demand, action or other proceeding with respect to which the Indemnitee intends to claim such indemnification.  The Indemnitor’s indemnity obligations under this article shall not apply to amounts paid in any settlement if effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The Indemnitor shall not settle or consent to an adverse judgment in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnitee or imposes additional obligations on such Indemnitee, without the prior express written consent of such Indemnitee, which consent shall not be unreasonably withheld or delayed.  The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

7.3           Limited Liability.  EXCEPT FOR A BREACH OF ARTICLES 2 AND 3, IN NO EVENT SHALL ANY PARTY HERETO (OR ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, RELIANCE OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OR GOODWILL, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR OTHER PROCEEDING RELATING TO THIS AGREEMENT HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY EITHER TO (I) FINAL DAMAGE AWARDS FOR THIRD PARTY CLAIMS FOR WHICH EITHER PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THIS AGREEMENT, OR (II) ANY OTHER DIRECT DAMAGES OF A PARTY ARISING FROM CLAIMS, SUITS OR ACTIONS BY ANY THIRD PARTY FOR WHICH THE OTHER PARTY HAS AGREED TO INDEMNIFY SUCH PARTY UNDER THIS AGREEMENT.  The total liability of any party to the other party under any cause of action arising under or in connection with this Agreement and any theory of damages shall not exceed $2 million.  The limitation contained in the preceding sentence shall not apply to the parties’ indemnification obligations under this Agreement.

7.4           AMS’s Remedies for Quantum’s Breach of Warranty.  AMS’s sole and exclusive remedy for any breach by Quantum of its representation and warranty of Section 5.2, above, shall be the termination by AMS of this Agreement to the extent affected by the breach. Notwithstanding the preceding sentence, Quantum shall indemnify, defend and hold harmless AMS and its directors, officers, employees and agents (the “AMS Parties”) from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that they may suffer as a result of any and all claims, demands, actions or other proceedings made or instituted by any Third Party against any of them and arising out of the incorporation or use of the Technology in Quantum products.

ARTICLE 8

Force Majeure

No party shall be held liable or responsible to any other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party.

ARTICLE 9

Miscellaneous

9.1           Notices.    All notices and other correspondence under this Agreement shall be in writing and shall be sufficiently given if delivered personally, if sent by facsimile transmission with proof of receipt by the recipient, or sent by DHL, Federal Express or comparable overnight courier with proof of receipt to the following addresses and addressees:

If to Quantum at:
Quantum Corporation
500 McCarthy Boulevard
Milpitas, CA 95035
Attention:	Andrew Kryder, General Counsel

With a copy (which will not constitute notice) to:

Cooley Godward, LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention:	Robert Jones, Esq.

If to AMS at:

Advanced MicroSensors
333 South Street
Shrewsbury, Massachusetts 01545
Attention:	Timothy Stucchi, President

With a copy (which will not constitute notice) to:

Palmer & Dodge, LLP
One Beacon Street
Boston, MA 02108
Attention:	Mark A. Fischer, Esq.

9.2           Governing Law.  The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the United States and then the State of California, excluding the choice of law principles of that state, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.  Any and all disputes arising under or in connection with this Agreement shall be adjudicated in the appropriate state or federal courts located in Santa Clara County, California.  Each party hereby irrevocably consents to the personal jurisdiction of such courts for purpose of the adjudication of any such dispute.

9.3           Export Laws and Regulations.  Each party hereby acknowledges that the rights and obligations of the Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information.  Without limitation, each party shall comply with all such laws and regulations.

9.4           Waivers and Amendments.  No change, modification, extension, termination or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

9.5           Entire Agreement.  The Agreement and the Exhibits attached hereto embody the entire understanding between the parties and supersede any prior understanding and agreements between and among them respecting the subject matter hereof, with the exception of the development agreement which may be executed by the parties and Lafe prior to, on or after the Effective Date.  In the event of conflict, if any, between this Agreement and the aforementioned development agreement, the terms of the development agreement will govern or prevail.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of the Agreement which are not fully expressed herein.

9.6           Independent Contractors.  The parties hereto are independent contractors and are not, and shall not represent themselves as, principal and agent, partners or joint venturers.  No party shall attempt to act, or represent itself as having the power, to bind another party or create any obligation on behalf of another party.  Each party shall be solely responsible for the employment, direction and control of its employees and their acts.

9.7           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

9.8           Assignment.

9.8.1            Quantum may assign or otherwise transfer this Agreement and the licenses granted hereby and the rights acquired by it hereunder in whole or in part in connection with (1) sale or transfer of all or substantially all of Quantum’s business, (2) sale or transfer of that part of Quantum’s business to which this Agreement relates, or (3) sale or transfer to one or more sublicensees.  If possible, Quantum will give AMS thirty (30) days prior written notice of such assignment or transfer.

9.8.2           Because of the highly sensitive nature of the Technology involved with this Agreement and the significant harm to Quantum’s business if this Technology were to be made available to any third party by whatever means, AMS may not assign, transfer or subcontract any of its rights under this Agreement (whether voluntarily, involuntarily, by way of merger, by operation of law or otherwise), and AMS may not assign, transfer or subcontract any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger, by operation of law, or otherwise), without the consent of Quantum, which consent may be withheld or denied at its sole discretion.  Any attempted or purported assignment, transfer or subcontract by AMS of any of its rights or obligations under this Agreement, other than as expressly permitted in this Agreement, shall be null and void and of no force or effect.

9.9           Captions. The captions herein have been inserted solely for convenience of reference and in no way define or limit the scope or substance of any provision of this Agreement.

9.10        Condition Precedent.  Notwithstanding any provisions to the contrary herein, this Agreement will not become effective, if at all, until an equity investment by Quantum Corporation pursuant to such Stock Purchase Agreement and related financing agreements are executed by Quantum Corporation and consummated.   Upon execution of such Stock Purchase Agreement and related financing agreements and upon execution of this Agreement by both parties herein, this Agreement shall become effective and shall have as the Effective Date the date indicated in the first paragraph of this Agreement.

In Witness Whereof, the parties have caused this Agreement to be executed and delivered as a document under seal by their duly authorized officers, as of the date first above written.

Quantum Corporation		Advanced MicroSensors, Inc.

/s/		/s/
By:	Richard L. Clemmer	By:	Timothy Stucchi
Title:	EVP and CFO	Title:	Chief Executive Officer
Date:	[blank]
		Date:	[blank]

Exhibit A

[Reserved for the “Intellectual Property Agreement” dated May 16, 1997 among MKQC, Quantum and MKE in its entirety.  For sake of convenience, the following are excerpts relevant to this Agreement:

1.13         “Intellectual Property” shall mean (i) all works in a tangible medium of expression and all U.S. and foreign copyrights (whether or not registered) thereon and applications therefor, existing as of the Effective Date; (ii) all computer software and programming code, including Object Code and Source Code; (iii) all trade secrets, know-how or proprietary information, whether or not reduced to writing, including but not limited to, ideas discoveries and inventions whether or not patentable, manufacturing and production processes and techniques, research and development information, prototypes, designs, concepts, specifications, diagrams, drawings, schematics, blueprints technical data, user manuals, documentation, plans, proposals, financial, marketing and business data, business and marketing plans, customer and supplier lists and information; (iv) mask works (whether or not registered), whether embodied in semiconductor chips, layout drawings, computer plots, masks, magnetic tape or other physical media, and registration or applications therefor; and (v) copies and tangible embodiments of all the foregoing, in whatever form or medium.]

Exhibit B

[Reserved for the “Second Amended and Restated Plan of Liquidation of MKE-Quantum Components LLC.”]

Exhibit C

[Reserved for the “Amendment and Assignment Agreement to the Intellectual Property Agreement” dated February 9, 1999.

For sake of convenience, the following are excerpts relevant to this Agreement:

1.2           “Distributed Intellectual Property” shall mean all Intellectual Property that is owned by MKQC as of the Final Dissolution Date.

1.3           “Distributed Patents” shall mean (i) all Assigned Patents under the Original Agreement; (ii) all other patents and patent applications owned by MKQC as of the Final Dissolution Date, whether such patents and patent applications arise from inventions by MKQC personnel or acquisition from third parties; (iii) all patents and patent applications that may arise in the future and claim priority from inventions made by MKQC personnel prior to the Final Dissolution Date; and (iv) all patents, both U.S. and foreign, which issue, directly or indirectly, or through continuation, continuation-in-part, or divisional applications or otherwise, from the foregoing.

1.4           “Final Dissolution Date” shall have the meaning given to it in the Plan of Liquidation.

1.5           The term “Intellectual Property” is hereby amended to delete the words “existing as of the Effective Date” from the third line of Article 1.13 of the Original Agreement.]

Exhibit D

[Reserved for the “Amendment Number One to Amendment and Assignment Agreement to the Intellectual Property Agreement.”]

Exhibit E

Intellectual Property Not Licensed

The following are expressly not licensed to AMS under this Agreement:

Any know-how and/or Technology specifically related to Super DLT, including without limitation, all of the information disclosed to MKQC by Quantum in connection with the “STRM SPUT” process, which is a Quantum proprietary trade secret.

[Exhibit 10.3 continued]

AMENDMENT AND SUPPLEMENT AGREEMENT

This Amendment and Supplement Agreement (this “Amendment”) is entered into as of June 1, 2003 by and between Advanced MicroSensors, Inc. (“AMS”) and Quantum Corporation (“Quantum”; together with AMS, the “Parties”).

Background

The Parties entered into a Technology License Agreement, effective as of ________, 1999 (the “Original License Agreement”), pursuant to which, among other things, Quantum granted AMS a perpetual, non-exclusive fully-paid, royalty-free, worldwide license to develop, make, have made, use, sell, market and otherwise dispose of or exploit products and process that incorporate or utilize certain defined Technology.  Sections 1.4 and 2.4 of the Original License Agreement excluded certain uses of the Technology.  The Parties have now agreed that certain of these exclusions, more fully described herein, should no longer apply.

Now, therefore, the Parties agree as follows:

1.      Revocation of Certain Exclusions.  The third and fourth sentences of Section 1.4 of the Original License Agreement is hereby revoked and deleted.  For avoidance of doubt, the Technology licensed by Quantum to AMS shall, as of the date of this Amendment, be deemed to include the technology described in Exhibit E to the Original License Agreement.  Clause (b) of the second sentence and the third sentence of Section 2.4 of the Original License Agreement are hereby revoked and deleted.  Notwithstanding anything in the Original License Agreement or any other agreement between the Parties, Quantum hereby agrees that AMS may, from and after the date of this Amendment, develop, make, have made, sell, market and otherwise dispose of Wafers that utilize the Technology for use in tape products without limitation.  For avoidance of doubt, this Amendment applies only to Technology in existence as of the Effective Date of the Original License Agreement and does not provide AMS with licenses to any technology developed by Quantum after said Effective Date.  Where applicable, such later-developed Quantum technology shall be governed by one or more separate agreements between the parties.

2.      Amended Agreement.  The Original License Agreement as amended and supplemented hereby is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.  All capitalized terms used herein, unless specifically defined herein, shall have the meaning set forth in the Original License Agreement.

3.      Entire Agreement.  This Amendment and the Original License Agreement as amended hereby constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, promises, letters of intent, proposals, representations, understandings and negotiations, whether or not reduced to writing, among and between the parties respecting the subject matter hereof and thereof.

4.      Effective Date.  This Amendment shall become effective as of the date first written above upon the execution hereof by each of the Parties.

5.      Governing Law.  The validity of this Amendment, the construction and enforcement of its terms, and the interpretation of the rights and duties of the Parties hereunder shall be governed as set forth in Section 9.2 of the Original License Agreement.

6.      Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment and Supplement Agreement to be executed by their duly authorized officers as of the date and year first above written.

QUANTUM CORPORATION

By:	/s/
Curt Kane
VP Supply Chain Management

By:	/s/
Sandy Stewart
Director of Heads Engineering

ADVANCED MICROSENSORS, INC.

By:	/s/
Timothy C. Stucchi
CEO and President